EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     THIS IS AN EMPLOYMENT AGREEMENT made as of the 20th day of April, 2005 by and between Mercury Air Group, Inc., a Delaware corproation (“Mercury”) and Kent Rosenthal. (“Rosenthal”), who resides at 362 Loire Valley Drive, Simi Valley, CA 93065.

     WHEREAS, Mercury and Rosenthal desire to enter into an employment agreement which will confirm and set forth the terms and conditions of Rosenthal’s employment with Mercury.

     NOW THEREFORE, in consideration of the premises to this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Mercury and Rosenthal agree as follows:

     1.     Mercury hereby hires and employs Rosenthal, and Rosenthal agrees to work for Mercury under the following terms hereby agreed upon.

     2.     Rosenthal is hereby engaged to work in the capacity as Chief Financial Officer. In this capacity, Rosenthal shall be responsible for all traditional CFO duties including but not limited to accounting, staff and financial reporting matters, maintaining banking and audit firm relationships, SEC reporting, working with Mercury Board’s Audit Committee and such others duties as may be assigned by the Chief Executive Officer (“CEO”) or Board of Directors, all under the direction and supervision of the CEO. Rosenthal shall report directly to the CEO of Mercury.

     3.     Rosenthal has entered into service and commenced work hereunder as of December 13, 2004 and his employment shall continue, unless sooner terminated pursuant to the terms hereof, until December 12, 2006 (such term of employment hereinafter referred to as the “Contract Term”).

     4.     Rosenthal agrees that he shall devote sufficient skill, labor and attention to said employment during the Contract Term in order to promptly and faithfully do and perform all services pertaining to said position that are or may hereafter be required of him by Mercury during the Contract Term.

     5.     Mercury agrees as follows:

Exhibit “A”

     (a) Mercury shall pay Rosenthal a base salary at the rate of $185,000 per year during each year of the Contract Term, beginning on the date hereof, payable bi-weekly. The Board of Directors of Mercury (or a duly constituted and empowered committee thereof) may further increase Rosenthal’s salary at its discretion. In addition, Rosenthal may participate in applicable Mercury incentive bonus plans and receive annual bonuses as may be approved by the Board of Directors of Mercury (or a duly constituted and empowered committee thereof). Finally, Rosenthal shall on the date of signing receive a sign on bonus in the amount of $40,000.

     (b) Rosenthal shall receive other incidental benefits of employment that are provided generally to Mercury’s other senior executive employees, such as health and welfare insurance, pension plan and four (4) weeks of annual vacation.

     (c) Rosenthal shall also be reimbursed for all reasonable business expenses incurred in connection with his employment.

     6.    (a) This Agreement and the employment of Rosenthal hereunder shall terminate on the first to occur of:

(i) the expiration of the term specified in Paragraph 3 hereof;

(ii) the death or Physical or Mental Disability of Rosenthal as described in Paragraph (e) hereof; or

(iii) Rosenthal’s termination pursuant to Paragraphs (b)(i) or (b)(ii) hereof.

     (b) The Board of Directors of Mercury may terminate or shall be deemed to have terminated the employment of Rosenthal at any time:

(i) “with cause”, which is defined herein as Rosenthal’s (1) misappropriation of corporate funds, fraud, embezzlement or other illegal conduct to the detriment of Mercury, (2) gross negligence in the execution of his material assigned duties, (3) refusal or failure, after not less than 5 days written notice that such refusal or failure would constitute a default hereunder, to carry out any reasonable and material direction from the CEO given to him in writing, (4) conviction of a felony, (5) failure to meet the personal/departmental goals and objectives for Rosenthal as set out in writing from time to time by the CEO (5) material breach or violation of the terms of this Agreement, which breach or violation shall not have been fully cured (as determined by the Board of Directors acting in good faith) by Rosenthal within 5 days after receipt of written notice of the same from the Board of Directors, or (6) Rosenthal’s engagement in drug or alcohol abuse; or

(ii) “without cause” if they shall determine that it is in the best interests of Mercury to terminate this Agreement for any reason or no reason at all.

     (c) In the event Rosenthal’s termination is for any reason set out in Paragraph 6(b)(i) or Paragraph 6(a)(i) above at any time, Rosenthal shall not be entitled to any termination payments or benefits other than (i) salary and other accrued benefits earned up to the date of termination.

     (d) Upon a termination of Rosenthal’s employment for any reason set out in Paragraph 6(a)(ii) or upon a termination pursuant to the provisions of Paragraph 6(b)(ii) above at any time, Rosenthal shall be entitled to (i) salary and other accrued benefits earned up to the last day of the month in which employment was terminated; (ii) and (ii) a lump sum termination payment equal to the benefits set out in Paragraph 5(a) for the remainder of the Contract Term. Rosenthal shall also be entitled to the medical, health and insurance-related benefits as set forth in Paragraph 5(b) hereof prior to and for the remainder of the Contract Term.

     (e) As used herein, “Physical or Mental Disability” shall mean a serious illness, accident or any other physical or mental incapacity which prevents Rosenthal from substantially performing his duties hereunder for a continuous period of twelve months. The last day of any such twelve (12) month period shall be Rosenthal’s “Date of Disability”

     (f) All payments to be made in the event of the death of Rosenthal shall be made to Rosenthal’s surviving spouse, or in the event Rosenthal dies without leaving a surviving spouse, then to such beneficiary as Rosenthal may designate in writing to Mercury for that purpose, or if Rosenthal has not so designated, then to the personal representative of the estate of Rosenthal.

     (g) This Section 6 shall not be deemed a limitation of Rosenthal’s benefits under any death or disability plan currently in effect.

     7.      Mercury will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Mercury, by agreement in form and substance satisfactory to Rosenthal, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Mercury would be required to perform it if no such succession had taken place. As used in this paragraph, “Employer” shall mean Mercury Air Group, Inc. and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 7, or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     8.      Rosenthal understands that in the course of his employment with Mercury, he shall or may be making use of, acquiring, or adding to confidential information of a special and unique nature and value relating to such matters as Mercury’s trade secrets, systems, inventions, programs, procedures, manuals, confidential reports and communications, and lists of customers and clients. Rosenthal also understands that any information, data and materials received by Mercury from third-parties in confidence (or subject to nondisclosure or similar covenants), including but not limited to customers, prospective customers, joint ventures, parties to cooperative agreements or partners, shall be deemed to be and shall be confidential information. Rosenthal hereby confirms that he has not and shall not, except with the express, prior written consent of Mercury, or except if he is acting as an employee of Mercury solely for the benefit of Mercury in connection with Mercury’s business and in accordance with Mercury’s business practices and employee policies, at any time during or following the term of his employment by Mercury, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any of such information which has been obtained by or disclosed to him as a result of his employment by Mercury. Further, Rosenthal agrees to be bound by all nondisclosure or similar covenants between Mercury and any third party.

     9.      Rosenthal further understands that all of the following information and materials are “Protected Information” belonging to Mercury and shall be kept strictly confidential, even if not physically marked as such:

a. Applications, operating system, database, communication and other computer software, whether now or hereafter existing, developed for use on any operating system, all modifications, enhancements and versions and all options available with respect thereto, and all future products developed or derived therefrom;

b. Source and object codes, flowcharts, algorithms, coding sheets, routines, sub-routines, compilers, assemblers, design concepts, and related documentation and manuals;

c. Products, inventions, production processes, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer supplier and distributor data and other materials and information relating to Mercury’s business and activities and the manner in which Mercury does business;

d. Discoveries, concepts and ideas including, without limitation, the nature and results of research and development activities, processes formulas, inventions, computer-related equipment or technology, techniques, “know-how”, designs, drawings, and specifications;

e. Any other materials or information related to the business or activities of Mercury which are not generally known to others engaged in similar businesses or activities;

f. All ideas which are derived from or relate to Rosenthal’s access to or knowledge of any of the above enumerated materials and information; and

g. All information, data and materials received by Mercury from third-parties in confidence (or subject to nondisclosure or similar covenants), including but not limited to information, data and materials received by Mercury from customers, prospective customers, joint ventures, parties to cooperative agreements or partners.

     10.    At Mercury’s request, or, in the absence of such a request, upon termination of Rosenthal’s employment with Mercury, Rosenthal agrees to turn over to Mercury all notes, data tapes, lists, reference items, sketches drawings memoranda, records, and other materials in any way relating to any financial data, Protected Information and Inventions and other documents that are in his possession or control belonging to Mercury or relating to its business.

     11.    Rosenthal represents and warrants that his employment with Mercury does not and will not breach any agreement or duty which he has to any other party to keep in confidence any confidential information belonging to others. Rosenthal will not disclose to Mercury or use in its behalf any confidential information belonging to others. Except as set forth on any exhibit that is attached hereto and signed by both parties hereof, Rosenthal does not claim an ownership interest in any inventions.

     12.    Rosenthal understands that a breach of this Agreement including, but not limited to, unauthorized copying, assignment, transfer or distribution of Protected Information and inventions will result in irreparable or immeasurable damage to Mercury and that Mercury is authorized to seek injunctive relief against Rosenthal. Rosenthal also consents to the exclusive jurisdiction of any federal or state court located in Los Angeles, California, as the appropriate forum for resolution of any dispute arising from this Agreement, including issuance of an injunction. Rosenthal understands that this provision regarding the issuance of an injunction does not limit any remedies at law or equity otherwise available to Mercury.

     13.      No oral arrangements have been made between the parties hereto and this Agreement may he amended only in writing signed by both parties.

     14.      The rights and obligations of Mercury under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Mercury. Rosenthal may not assign his obligations under this Agreement.

     15.      If any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby and shall continue in full force and effect.

     16.      This Agreement shall be construed in accordance with the laws of the state of California.

     IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above written.

EMPLOYEE:	MERCURY AIR GROUP, INC.

/s/ Kent Rosenthal	By:	/s/ Joseph A. Czyzyk

Kent Rosenthal	Title:	Chief Executive Officer

/s/ Wayne J. Lovett
Witness